
STANDARD COMMERCIAL CORPORATION                                                                      EXHIBIT  11
COMPUTATION OF EARNINGS PER COMMON SHARE (In thousands, except per share information; unaudited)

                                                                                           First quarter ended
                                                                                                  June 30
                                                                                            ---------------------
                                                                                             1998           1997
                                                                                             ----           ----


BASIC  AND DILUTED EARNINGS PER SHARE


Net income applicable to common stock...........................................           $2,015         $1,853
                                                                                           =====================

Basic average shares outstanding................................................       12,809,842     11,103,202
                                                                                       =========================

Earnings per common share
      - net.....................................................................            $0.16          $0.17
                                                                                            ====================




Note: The incremental shares from assumed conversion of 7 1/4% convertible subordinated debentures are not included in computing the diluted per-share amounts because the calculations include adjustments which are antidilutive.